ELECTRONICALLY DIMMABLE WINDOWS USING SPD-SMART TECHNOLOGY
INVENTED BY RESEARCH FRONTIERS AND SUPPLIED BY INSPECTECH AERO
SERVICE NOW STANDARD EQUIPMENT ON ALL MODELS OF KING AIR AIRCRAFT

Woodbury, NY, May 20, 2015 – Electronically Dimmable Windows (EDWs) using patented SPD-Smart light-control technology invented by Research Frontiers, and supplied by InspecTech Aero Service, have been selected as standard equipment on the King Air C90GTx, the King Air 250, and the King Air 350i. Visitors to the European Business Aviation Convention and Exhibition (EBACE) in Geneva this week can experience these state-of-the art EDWs on the King Air 250 being exhibited there by Beechcraft.

SPD-Smart EDW systems use Research Frontiers patented SPD-Smart light-control film technology as the foundation that delivers unprecedented benefits to all aircraft passengers. At the touch of a button, passengers can instantly and precisely control the amount of daylight and glare coming through their window. They continue to enjoy views while maintaining a comfortable level of daylight, by tinting their SPD-Smart EDW to any desired level. SPD-Smart EDWs also feature thermal and acoustic insulation, further improving the passenger experience by contributing to a cooler, quieter cabin.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc.